UNITED STATES
                    SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C. 20549

                               SCHEDULE 14A

               Proxy Statement Pursuant to Section 14(a) of
       the Securities Exchange Act of 1934 (Amendment No.         )

Filed by the Registrant  [ X ]

Filed by a Party other than the Registrant   [    ]

Check the appropriate box:

      [   ] Preliminary Proxy Statement
      [   ] Confidential, for Use of the Commission Only
            (as permitted by Rule 14a-6(e)(2))
      [ X ] Definitive Proxy Statement
      [   ] Definitive Additional Materials
      [   ] Soliciting Material Pursuant to Subsection 240.14a-12


                              LANDAUER, INC.
              ----------------------------------------------
             (Name of Registrant as Specified In Its Charter)

 ------------------------------------------------------------------------
 (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ X ] No fee required.

[   ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
      and 0-11.

      (1)   Title of each class of securities to which transaction applies:

            --------------------------------------------------------------

      (2)   Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------

      (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

            --------------------------------------------------------------

      (4)   Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------

      (5)   Total fee paid:

            --------------------------------------------------------------

[   ] Fee paid previously with preliminary materials.

[   ] Check box if any part of the fee is offset as provided by
      Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
      (1)   Amount Previously Paid:                         ______________
      (2)   Form, Schedule or Registration Statement No.:   ______________
      (3)   Filing Party:                                   ______________
      (4)   Date Filed:                                     ______________

                              LANDAUER, INC.

               2 SCIENCE ROAD, GLENWOOD, ILLINOIS 60425-1586
                         TELEPHONE (708) 755-7000

                 NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


      Notice is hereby given that the Annual Meeting of Stockholders of Landauer, Inc. will be held at the office of Sidley Austin LLP, Conference Center, One South Dearborn Street, Chicago, Illinois, at 2:00 p.m., local time, on Thursday, February 5, 2009 for the following purposes:

      1. To re-elect the two directors identified in this Proxy Statement to hold office for an additional term of three years each.

      2. To vote on the proposal to ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the fiscal year ending September 30, 2009.

      3. To transact such other business as may properly come before the meeting.

      Only stockholders of record at the close of business on December 12, 2008 are entitled to notice of and to vote at the meeting.

IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE MEETING. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, WE STRONGLY URGE YOU TO VOTE VIA THE INTERNET, TELEPHONE, OR REQUEST A PAPER PROXY CARD TO COMPLETE AND RETURN BY MAIL. IF YOU ATTEND THE MEETING AND VOTE IN PERSON, YOUR PROXY WILL NOT BE USED.




                                          JONATHON M. SINGER
                                          Senior Vice President,
                                          Treasurer, Secretary and
                                          Chief Financial Officer




December 23, 2008

                              PROXY STATEMENT

              APPROXIMATE DATE OF NOTICE:  DECEMBER 23, 2008

               INFORMATION CONCERNING THE PROXY SOLICITATION

      This proxy is solicited by the Board of Directors of Landauer, Inc. for use at its Annual Meeting of Stockholders to be held on Thursday, February 5, 2009 at 2:00 p.m., local time, at the office of Sidley Austin LLP, Conference Center, One South Dearborn Street, Chicago, Illinois, or any adjournments or postponements thereof. You may revoke your proxy at any time prior to it being voted by giving written notice to the Secretary of Landauer, by submission of a later dated proxy or by voting in person at the meeting. The costs of solicitation will be paid by Landauer. Solicitations may be made by the officers and employees of Landauer personally or by telephone or telegram.

      In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission, instead of mailing a printed copy of our proxy materials to each stockholder of record, we are now furnishing proxy materials on the Internet. You will not receive a printed copy of the proxy materials, unless specifically requested. This new process is designed to expedite stockholders' receipt of proxy materials, lower the cost of the Annual Meeting and help conserve natural resources.

      On or around December 23, 2008, we mailed to our stockholders (other than those who previously requested electronic or paper delivery) a Notice Regarding the Availability of Proxy Materials, which contains instructions as to how you may access and review all of our proxy materials, including our Proxy Statement and 2008 Annual Report on Form 10-K, on the Internet. The Notice Regarding the Availability of Proxy Materials also instructs you as to how you may vote your proxy on the Internet or by telephone.
However, if you would prefer to receive printed proxy materials, please follow the instructions for requesting such materials as contained in the Notice Regarding the Availability of Proxy Materials.

      On December 1, 2008, Landauer had outstanding 9,334,748 shares of Common Stock, which is its only class of voting stock, held of record by approximately 330 holders. Only stockholders of record at the close of business on December 12, 2008 will be entitled to receive notice of and to vote at the meeting and any adjournment or postponement thereof. With respect to all matters that will come before the meeting, each stockholder may cast one vote for each share registered in his or her name on the record date.

      The shares represented by every proxy received will be voted, and where a choice has been specified, the shares will be voted in accordance with the specification so made. If no choice has been specified on the proxy, the shares will be voted FOR the election of the nominees as directors and FOR approval of PricewaterhouseCoopers LLP as the independent registered public accounting firm. The proxy also gives authority to the proxies to vote the shares in their discretion on any other matter presented at the meeting. If a proxy indicates that all or a portion of the shares represented by such proxy are not being voted with respect to a particular proposal, such non-voted shares will not be considered present and entitled to vote on such proposal, although such shares may be considered present and entitled to vote on other proposals and will count for the purpose of determining the presence of a quorum. An abstention with respect to a proposal has the effect of a vote against a proposal. "Broker non-votes" are counted toward the quorum requirement but they do not affect the determination of whether a matter is approved. A broker non-vote occurs when a broker cannot vote on a matter because the broker has not received instructions from the beneficial owner and lacks discretionary voting authority with respect to that matter. It is not expected that brokers will lack discretionary voting authority with respect to the matters to be considered at the Annual Meeting.

                   BENEFICIAL OWNERSHIP OF COMMON STOCK

      The following table provides information as of December 1, 2008 concerning beneficial ownership of Common Stock by each person known by Landauer to own beneficially more than 5% of the outstanding shares of Common Stock, each director, each director nominee, each executive officer named under the caption "Executive Compensation" and all directors and executive officers as a group. Unless otherwise noted, the listed persons have sole voting and dispositive powers with respect to shares held in their names, subject to community property laws, if applicable.

                                           Number of Shares     Percent
                                             Beneficially         of
Name of Beneficial Owner                        Owned            Class
------------------------                   ----------------     -------
T. Rowe Price Associates (1)                        860,000        9.3%
Royce & Associates, LLC (2)                         682,000        7.4%
Eaton Vance Management (3)                          620,147        6.7%
Kayne Anderson Rudnick Investment
    Management, LLC (4)                             536,938        5.8%
Barclays Global Investors, NA (5)                   486,238        5.3%
Robert J. Cronin (6)                                 15,300          *
William G. Dempsey                                      648          *
Michael T. Leatherman                                   571          *
David E. Meador                                         571          *
Stephen C. Mitchell                                   2,625          *
Thomas M. White                                       3,226          *
Michael D. Winfield (6)                              12,899          *
William E. Saxelby (7)                               67,147          *
Jonathon M. Singer                                    9,190          *
Richard E. Bailey                                     4,160          *
R. Craig Yoder (8)                                   71,595          *
All directors and executive officers
    as a group (11 persons) (9)                     187,932        2.0%

      * Less than one percent.

(1) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 13, 2008. Includes 577,600 shares owned by the T. Rowe Price Small Cap Value Fund, Inc. T. Rowe Price Associates expressly disclaims that it is the beneficial owner of such securities. This stockholder's address is 100 East Pratt Street, Baltimore, MD 21202.
(2) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 1, 2008. This stockholder's address is 1414 Avenue of the Americas, New York, NY 10019.
(3) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on January 23, 2008. This stockholder's address is 24 Federal Street, Boston, MA 02110.
(4) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 11, 2008. This stockholder's address is 1800 Avenue of the Stars, 2nd Floor, Los Angeles, CA 90067.
(5) As reported in a statement on Schedule 13G filed with the Securities and Exchange Commission on February 5, 2008. This stockholder's address is 45 Fremont Street, 17th Floor, San Francisco, CA 94105.
(6) Includes 4,500 shares subject to options exercisable within 60 days after December 1, 2008.
(7) Includes 50,000 shares subject to options exercisable within 60 days after December 1, 2008.
(8) Includes 40,000 shares subject to options exercisable within 60 days after December 1, 2008.
(9) Includes 94,500 shares subject to options exercisable within 60 days after December 1, 2008.

          SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

      Section 16(a) of the Securities Exchange Act of 1934 requires Landauer's officers and directors and persons who beneficially own more than ten percent of Landauer's Common Stock ("Reporting Persons") to file reports of beneficial ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Reporting Persons are required by SEC regulation to furnish Landauer with copies of all Section 16(a) reports they file and Landauer is required to post such reports on its website, http://www.landauerinc.com.

      Based solely on a review of the Form 3, 4 and 5 filings received from, or filed by Landauer on behalf of, Reporting Persons since the beginning of fiscal year 2008, Landauer is not aware of any failure to file on a timely basis any Form 3, 4 or 5 during fiscal year 2008.


                           ELECTION OF DIRECTORS

      Members of Landauer's Board of Directors are divided into three classes serving staggered three-year terms, with a total of nine directors authorized. The terms of two of the eight current directors expire at the Annual Meeting. The two directors, Stephen C. Mitchell and Thomas M. White, are Landauer's nominees for re-election to a three-year term. Dr.
E. Gail de Planque resigned from the Board of Directors on June 2, 2008. Richard R. Risk passed away on April 2, 2008. Following Dr. de Planque's resignation and Mr. Risk's death, the Board of Directors filled the two vacancies, on August 28, 2008, with the appointments of David E. Meador and Michael T. Leatherman, who were initially recommended by an executive search firm and company contacts within the business community, respectively. In addition, Michael D. Winfield is scheduled to retire in February 2009 due to his reaching the Board's mandatory retirement age of
70. On October 30, 2008, the Board elected William G. Dempsey, who was initially recommended by company contacts within the business community, in anticipation of Mr. Winfield's retirement.

      Our by-laws provide that nominations for directorships by stockholders may be made only pursuant to written notice received at our principal office not less than 50 nor more than 75 days prior to the meeting. No such nominations were received for the meeting on or around December 23, 2008. Proxies may not be voted for a greater number of persons than the two named nominees. Directors are elected by a plurality of the votes present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Thus, assuming a quorum is present, the two persons receiving the greatest number of votes will be elected to serve as directors. Accordingly, withholding authority to vote for a director and non-votes with respect to the election of directors will not affect the outcome of the election of directors. If a nominee should become unavailable for election, the persons voting the accompanying proxy may in their discretion vote for a substitute.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE RE-ELECTION OF MR. MITCHELL AND MR. WHITE AS DIRECTORS OF LANDAUER.

      The following table contains certain information as to the two nominees for re-election at the Annual Meeting and each other person whose term of office as a director will continue after the meeting. The nominees, Mr. Mitchell and Mr. White, for re-election at the meeting are indicated by an asterisk.

                  Expira-
                   tion
                  Date of
                  Current   Past Business Experience             Director
Name               Term     and Other Directorships               Since
----              -------   ------------------------             --------

 Robert J.
  Cronin (2,3)     2011     Since 2001, Partner, The               1997
  Age - 64                  Open Approach LLC, a provider
                            of consulting services to the
                            printing industry.  From
                            November 2005 to April 2006,
                            Chairman and Chief Executive
                            Officer, York Label, Inc., a
                            supplier of pressure-sensitive
                            labels and related systems.
                            Until January 2000, Chairman of
                            the Board and Chief Executive
                            Officer of Wallace Computer
                            Services; previously President,
                            Chief Executive Officer and
                            Director; now retired.  Wallace
                            Computer Services is a provider
                            of information management
                            products, services and solutions.
                            Mr. Cronin is also a director
                            of various privately held
                            corporations.

 William G.
  Dempsey (2)      2011     From 1982 to 2007, various             2008
  Age - 57                  senior leadership positions with
                            Abbott Laboratories including
                            Executive Vice President, Global
                            Pharmaceuticals from 2006 to
                            2007.  Abbott Laboratories is a
                            global, broad-based health care
                            company devoted to discovering
                            new medicines, new technologies
                            and new ways to manage health.
                            From 1977 to 1982, various
                            positions with Sciaky Bros., a
                            manufacturer of high tech electron
                            beam, laser welding and heat
                            treating systems.  Mr. Dempsey
                            is also a director of MDS Inc.,
                            a global life sciences company,
                            and a director of a privately
                            held corporation.

 Michael T.
  Leatherman (2)   2010     Since 2000, Independent Consultant     2008
  Age - 55                  primarily to the information
                            technology industry.  From 1990
                            to 2000, various senior leadership
                            positions with Wallace Computer
                            Services including Executive
                            Vice President, Chief Information
                            Officer and Chief Financial Officer
                            from 1998 to 2000.  From 1984 to
                            1990, Chief Executive Officer of
                            FSC Paper Corporation, a Subsidiary
                            of Smorgon Industries. Mr. Leatherman

                  Expira-
                   tion
                  Date of
                  Current   Past Business Experience             Director
Name               Term     and Other Directorships               Since
----              -------   ------------------------             --------

                            is a director of Nashua Corporation,
                            a manufacturer and marketer of a
                            wide variety of high-quality products
                            and services to a broad range of
                            industrial and commercial customers.
                            Mr. Leatherman is also a director of
                            a non-profit organization providing
                            continuous care retirement services.
                            Mr. Leatherman is a Certified
                            Public Accountant.

 David E.
  Meador (1)       2010     Since 2001, Executive Vice             2008
  Age - 51                  President and Chief Financial
                            Officer, DTE Energy.  From 1997
                            to 2001, Vice President and
                            Controller, DTE Energy.  DTE
                            Energy provides safe, reliable
                            electric and natural gas services
                            to Michigan businesses and homes
                            and has energy related businesses
                            and services nationwide.  From 1983
                            to 1997, served in a variety of
                            financial and accounting positions
                            at Chrysler Corporation.  Mr. Meador
                            began his professional career with
                            Coopers and Lybrand and is a
                            Certified Public Accountant.

*Stephen C.
  Mitchell (1,3,4) 2009     Since 2001, President, Knight Group    2005
  Age - 65                  LLC, a privately held firm providing
                            services for the start-up and
                            management of new ventures.  Since
                            1995, Vice Chairman and Director,
                            Knight Facilities Management, Inc.,
                            a company providing outsourcing
                            of facilities management services
                            for industrial and commercial
                            clients worldwide.  Until 2001,
                            President, Chief Operating Officer
                            and Director, Lester B. Knight
                            & Associates, Inc., a company
                            involved in the planning, design
                            and construction of advanced
                            technology research and development
                            and manufacturing facilities.
                            Mr. Mitchell is also a director
                            of Apogee Enterprises, Inc.,
                            a manufacturer of glass products
                            for the construction and art
                            framing markets.

                  Expira-
                   tion
                  Date of
                  Current   Past Business Experience             Director
Name               Term     and Other Directorships               Since
----              -------   ------------------------             --------

 William E.
  Saxelby          2011     Since 2005, President and Chief        2005
  Age - 52                  Executive Officer, Landauer, Inc.
                            From 2003 to 2005, Mr. Saxelby
                            provided consulting services to
                            certain private equity firms.
                            From 1999 to 2003, President and
                            Chief Executive Officer, Medical
                            Research Laboratories, Inc., a
                            manufacturer of defibrillators.
                            From 1996 to 1999, Corporate
                            Vice President, Allegiance
                            Healthcare, a spin-off of
                            Baxter International.  From
                            1978 to 1996, Mr. Saxelby held
                            executive and non-executive
                            positions with Baxter Inter-
                            national and its American
                            Hospital Supply subsidiary.
*Thomas M.
  White (1,2)      2009     Since 2007, Operating Partner          2004
  Age - 51                  for Apollo Management L.P.,
                            a private equity firm.  From
                            2002 to 2007, Mr. White served
                            as Chief Financial Officer
                            and Treasurer of Hub Group,
                            Inc., an asset light transpor-
                            tation management company
                            providing intermodal, truck
                            brokerage and logistics services.
                            Prior to joining the Hub Group,
                            Mr. White was a partner with
                            Arthur Andersen LLP, which he
                            joined in 1979.  Mr. White also
                            serves as the Chairman of the
                            board of directors of Quality
                            Distribution, Inc.  Mr. White
                            is a Certified Public Accountant.

 Michael D.
  Winfield (1,4)   2010     Until 2003, Director of UOP LLC,       1994
  Age - 69                  a subsidiary of Honeywell
                            International, Inc. engaged in
                            the licensing of technologies to
                            the oil refining and petrochemical
                            industries; now retired. Mr. Winfield
                            was President and Chief Executive
                            Officer of UOP from February 1992
                            to January 2001, and a Vice
                            President from 1983 to 1992.
                            Mr. Winfield is also a director
                            of Timminco Limited, a leading
                            specialty metals provider.


Member of the (1) Audit Committee, (2) Compensation Committee,
(3) Governance and Nominating Committee, (4) Technology Committee

                     BOARD OF DIRECTORS AND COMMITTEES

      During fiscal 2008, the Board of Directors held a total of 6 meetings. No director attended fewer than 75 percent of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all Committees of the Board on which such director served.

      The Board of Directors has an Audit Committee, Compensation Committee, Governance and Nominating Committee and Technology Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with respect to financial reports and other financial information and recommends to the Board of Directors the appointment of independent public accountants. The Board of Directors has determined that Thomas M. White, David E. Meador and Michael D. Winfield each qualify as an "audit committee financial expert" as defined in Item 407(d) of Regulation S-K. The Compensation Committee approves all executive compensation and has responsibility for granting equity awards to eligible members of management and administering the Company's equity and incentive compensation plans. The Governance and Nominating Committee establishes corporate governance policy and selects nominees for the Board of Directors. (See "Process for Nominating Directors.") The Technology Committee provides oversight and counsel with respect to the Company's development and use of appropriate technologies in its products and services. The membership of each Committee consists solely of non-employee directors who meet the independence standards established by the New York Stock Exchange. During fiscal 2008, the Audit Committee met 9 times (including the meetings required to conduct its quarterly financial reviews), the Compensation Committee met 6 times, the Governance and Nominating Committee met 7 times and the Technology Committee met 4 times.

      Each Committee has adopted a formal written charter, approved by the full Board of Directors, that specifies the scope of the Committee's responsibilities and procedures for carrying out such responsibilities. A copy of each charter is available on the Company's website at http://www.landauerinc.com and printed copies are available from the Company on request. The Board of Directors has also adopted Governance and Nominating Standards, a Code of Business Ethics applicable to all directors and employees and a Code of Conduct for Senior Financial Executives applicable to the principal executive, financial and accounting officers of the Company. Copies of each of these documents are available on the Company's website at http://www.landauerinc.com and printed copies are available from the Company on request. The Company intends to post on its website any amendments to, or waivers from, its Code of Business Ethics or Code of Conduct for Senior Financial Executives applicable to such senior officers.

                         INDEPENDENCE OF DIRECTORS

      Under the Company's Governance and Nominating Standards, a significant majority of the Board of Directors should be composed of Independent Directors as that term is defined in the New York Stock Exchange ("NYSE") listing standards. A director is independent under the NYSE listing standards if the Board affirmatively determines that the director has no material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship
with the Company.   In addition, the NYSE listing standards provide that a
director will not be independent if he or she has any of the following relationships (each, a "disqualifying relationship"):

      . The director is an employee of the Company or has been an employee of the Company at any time within the preceding three years.

      . A member of the director's immediate family is an executive officer of the Company or has been an executive officer of the Company at any time within the preceding three years.

      . The director or an immediate family member of the director received during any 12-month period within the last three years more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service).

      . The director is a current partner or employee of the Company's internal or external audit firm, or the director was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

      . A member of the director's immediate family (i) is a current partner of a firm that is the Company's internal or external auditor, (ii) is a current employee of such a firm and personally works on the Company's audit or (iii) was within the past three years (but is no longer) a partner or employee of such a firm and personally worked on the Company's audit within that time.

      . The director is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company's present executives at the same time serves or served on that company's compensation committee.

      . A member of the director's immediate family is, or within the preceding three years has been, employed as an executive officer of another company where any of the Company's present executives serves on that company's compensation committee.

      . The director is an executive officer or employee of a company that has made payments to, or received payments from, the Company for property or services in an amount that, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of such other company's consolidated gross revenues.

      . A member of the director's immediate family is an executive officer of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any one of the three most recent fiscal years, exceeded the greater of $1 million, or 2% of such other company's consolidated gross revenues.

      The Board has affirmatively determined that no non-employee director has a material relationship with the Company directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board considered the relationship of Mr. Dempsey's membership on the board of a customer of the Registrant and determined that the relationship is not material. The Board has also concluded that no non-employee director has any of the disqualifying relationships identified previously. Consequently, the Board has determined that all non-employee directors are independent within the meaning of the NYSE listing standards and that the Board consists of a significant majority of independent directors. The Company's independent directors are Robert J. Cronin, William G. Dempsey, Michael T. Leatherman, David E. Meador, Stephen C. Mitchell, Thomas M. White and Michael D. Winfield. The Company's independent directors meet in regularly scheduled executive sessions and at other times, as they deem appropriate. Robert J. Cronin, Chairman of the Board of Directors, presides at these sessions.


                     PROCESS FOR NOMINATING DIRECTORS

      Landauer's Governance and Nominating Committee establishes and oversees adherence to the Board's corporate governance policies and guidelines, and establishes policies and procedures for the recruitment and retention of Board members. The Governance and Nominating Committee is comprised of two members, each of whom meets the independence requirements established by the New York Stock Exchange in respect to Governance and Nominating Committees.

      The Governance and Nominating Committee will consider nominees for the Board of Directors who have been properly and timely recommended by stockholders. Any recommendation submitted by a stockholder must include the same information concerning the candidate and the stockholder as would be required under Section 1.4 of the Company's by-laws if the stockholder were nominating that candidate directly. Those information requirements are summarized in this Proxy Statement under the caption "Stockholder Proposals." The Governance and Nominating Committee will apply the same standards in considering director candidates recommended by stockholders as it applies to other candidates. The Governance and Nominating Committee has not established any specific, minimum qualification standards for nominees to the Board. From time to time, the Governance and Nominating Committee may identify certain skills or attributes (e.g. healthcare industry experience, technology experience, financial experience) as being particularly desirable for specific director nominees.

      To date, the Governance and Nominating Committee has identified and evaluated nominees for director positions based on several factors, including referrals from management, existing directors, advisors and representatives of the Company or other third parties, business and board of director experience, professional reputation and personal interviews. Each of the current nominees for director, listed under the caption "Election of Directors", is an existing director standing for re-election. During fiscal 2008, the Committee engaged a third party search firm to identify potential candidates to be added to the Board due to the death and retirement of directors. In connection with the 2009 Annual Meeting, the Governance and Nominating Committee did not receive any recommendation for a nominee from any stockholder or group of stockholders owning more than 5% of the Company's Common Stock.

                COMMUNICATIONS WITH THE BOARD OF DIRECTORS
               BY STOCKHOLDERS AND OTHER INTERESTED PARTIES

      The Company's Annual Meeting of Stockholders provides an opportunity each year for stockholders and other interested parties to ask questions of or otherwise communicate directly with members of the Company's Board of Directors on matters relevant to the Company. Each of the Company's directors is requested to attend the Annual Meeting in person. All of the Company's directors, except for Richard R. Risk, attended the Company's 2008 Annual Meeting of Stockholders. In addition, stockholders and other interested parties may, at any time, communicate in writing with the full Board of Directors, any individual director or any group of directors, by sending such written communication to the full Board of Directors, individual director or group of directors at the following address:
Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425; Attention:
Corporate Secretary (fax 708-441-8556). Copies of written communications received at such address will be provided to the addressee unless such communications are considered, in the reasonable judgment of the Corporate Secretary, to be improper for submission to the intended recipient(s). Examples of such communications that would be considered improper for submission include, without limitation, customer complaints, solicitations, communications that do not relate directly or indirectly to the Company or the Company's business or communications that relate to improper or irrelevant topics.

                          EXECUTIVE COMPENSATION

                   COMPENSATION DISCUSSION AND ANALYSIS

      We are required to provide information regarding the compensation program in place for our CEO, CFO and the three other most highly compensated executive officers as of our last fiscal year end. In this Proxy Statement, we refer to these individuals as our "Named Executive Officers" or "NEOs." The Company has four executive officers, including the CEO and CFO, who are disclosed as our NEOs in this Proxy Statement. This section includes information regarding, among other things, the overall philosophy of our compensation program and each element of compensation that we provide.

OUR COMPENSATION PHILOSOPHY AND PRINCIPLES

      We design our compensation programs to maintain a performance and achievement-oriented environment throughout our company. The goals of the Company's executive compensation program are to:

      . Attract and retain highly talented executives capable of delivering long-term success;

      . Link directly the executives' interests with the interests of Landauer's stockholders; and

      . Motivate executives to achieve the Company's short and long-term business objectives via performance-driven incentive programs.

      Consistent with these goals, the Board has developed and approved an executive compensation philosophy to provide a framework for the Company's executive compensation program.

      . Total compensation will be targeted to be competitive with the marketplace in which executive talent is recruited.
            Competitive is defined as 50th percentile using market compensation information;

      . The mix of compensation elements is designed to reflect strategic business needs;

      . Incentive compensation is tied to short-term goals and long-term strategic plans in a balanced manner so that it supports the Company's efforts to achieve long-term success;

      . The degree of compensation at risk will positively correlate to responsibility level;

      . Performance is assessed on both financial and non-financial goals using qualitative and quantitative metrics;

      . Compensation should be differentiated based on factors that are relevant to each form of compensation; and

      . The interests of executives should be linked with those of the Company's owners through executive stock ownership.

      The executive compensation philosophy results in three major components of executive compensation: a competitive base salary reflective of the individual's role, responsibilities, experience and capabilities; a non-equity incentive tied to Company and individual annual performance; and long-term equity incentives tied to Company performance and individual level of responsibility to impact results over time. We determine the appropriate level of these components by using market compensation information as described more fully below.

THE COMPENSATION COMMITTEE

      The Compensation Committee assists our Board of Directors in fulfilling our Board's oversight responsibilities to administer our executive compensation program. Each member of the Committee is independent as defined in the corporate governance listing standards of the New York Stock Exchange and our director independence standards.

      The Committee reports to the Board of Directors on all compensation matters regarding our executives and other key salaried employees. The Committee annually reviews and recommends to the Board of Directors for approval the compensation (including annual base salary, annual non-equity incentive compensation, long-term equity incentive compensation and other employee benefits) for our executives and other key salaried employees. You may learn more about the Committee's responsibilities by reading the Committee's Charter, which is available in the "Corporate Governance" section on the "Investor Relations" page of our website at www.landauerinc.com.

ROLES OF CONSULTANTS AND EXECUTIVES

      During and after the end of each fiscal year, the CEO provides the Compensation Committee with feedback regarding the performance of the NEOs.

Annually and in the cases of NEO promotions or hires, the CEO makes recommendations to the Compensation Committee regarding the compensation package for each of the NEOs (other than himself). Based on its review of individual performance (taking into account input from the CEO), input and benchmarks from its independent compensation consultant and other factors, the Compensation Committee makes recommendations to the Board regarding the compensation for the CEO and the other NEOs. Acting upon the recommendation of the Compensation Committee, the independent members of the Board, meeting in executive session, determine the compensation of the CEO and the other NEOs.

      To assist the Compensation Committee in discharging its responsibilities, the Committee has retained Hay Group, Inc. as its independent compensation consultant. The consultant's role is to advise the Committee on all executive compensation matters. Biennially, Hay Group presents the Compensation Committee with benchmarking data and information about other relevant market practices and trends, and makes recommendations to the Compensation Committee regarding target levels for various elements of total compensation for senior executives, which the Compensation Committee reviews and considers in its deliberations.

      The Committee's independent compensation consultant, Hay Group, reports directly to the Compensation Committee. Periodically the CEO and CFO may work directly with the Committee's consultant primarily in the development of offers for new hires and assistance on the development of recommendations on the design of compensation programs to be presented to the Compensation Committee or the Board of Directors. This interaction between the Committee's consultant and management takes place under the approval of the Compensation Committee Chair.

      To ensure that our executive officer compensation is competitive in the marketplace, we use a formal job evaluation methodology to determine both the internal and external equity of our NEO's total compensation. Internal equity is considered in order to ensure that members of our executive management are compensated at an appropriate level relative to other members of our executive management, while external equity is a measure of how our compensation of executive management compares to compensation for comparable job content at other companies that are similar to our Company. Hay Group reviews each executive position using its proprietary method of job evaluation to assess the position's relative size. In this process, Hay considers the breadth of responsibilities, the complexity of the role, and the role's impact on the success of the business. Once each job is valued independently, Hay compares the jobs to determine relative relationships and then relates these job content sizes to pay opportunity levels based on compensation market data from Hay Group's Industrial Compensation report, a proprietary annual executive compensation survey with data on more than 100 executive level positions from 282 organizations. Given that Landauer, Inc. competes in a market with limited competitors, the Compensation Committee has determined that utilizing a broad industry survey with a focus on publicly traded companies and significant survey participation by the manufacturing sector, such as the Hay survey, is an appropriate method for benchmarking the Company's executive compensation practices.

      All components of our executive compensation package are targeted at the 50th percentile of Hay Group's survey data for targeted performance. Actual pay will vary above or below the 50th percentile depending on a number of factors including individual performance, tenure with the organization and overall Company performance.

      The Compensation Committee annually reviews relevant compensation market data, trends and best practices in executive compensation, and executive pay tallies for the Company's NEOs to ensure that the design of our program is consistent with our compensation philosophy and that the amount of compensation is within appropriate competitive parameters. Based on this review, the Compensation Committee has concluded that the total compensation of each NEO and, in the case of the severance and change-in-control scenarios, potential payouts are appropriate and reasonable.

ELEMENTS OF OUR COMPENSATION PROGRAM

      Our executive officer compensation package includes a combination of annual cash and long-term incentive compensation. Annual cash compensation for executive officers is comprised of base salary plus annual non-equity incentive bonuses. Long-term incentives consist of a combination of restricted share grants with performance and time based vesting characteristics.

ELEMENT          PURPOSE                     CHARACTERISTICS
-------          -------                     ---------------

BASE SALARY      Compensate executives       Fixed component; eligibility
                 for their level of          for annual merit increases
                 responsibility and          based on sustained
                 sustained individual        individual performance.
                 performance. Also help
                 attract and retain
                 strong talent.

ANNUAL           Promote the achievement     Performance-based cash
NON-EQUITY       of Landauer's annual        opportunity; amounts
INCENTIVE        financial goals, as well    earned will vary relative
COMPENSATION     as individual goals.        to the targeted level
                                             (benchmark 50th percentile)
                                             based on Company and
                                             individual results as
                                             defined in the "Landauer,
                                             Inc. Incentive Compensation
                                             Plan" (Available at
                                             www.landauerinc.com).

LONG-TERM        Promote the achievement     Performance-based equity
EQUITY           of Landauer's long-term     and restricted equity
INCENTIVE        corporate goals, support    grants based upon
COMPENSATION     executive retention and     achievement of strategic
                 encourage executive         priorities and retention
                 stock ownership.            with the Company.  Annual
                                             grants through the "Landauer,
                                             Inc. Incentive Compensation
                                             Plan" (Available at
                                             www.landauerinc.com).

RETIREMENT       Provide an appropriate      Defined benefit pension
PLANS            level of replacement        plan with a supplemental
                 income upon retirement.     key executive retirement
                 Also provide an incentive   plan available to certain
                 for a long-term career      executives.
                 with Landauer, which is
                 a key objective.

POST-            Facilitate the attraction   Contingent component; only
TERMINATION      and retention of high       payable if the executive's
COMPENSATION     caliber executives in a     employment is terminated
                 competitive labor market    as specified in the arrange-
                 in which formal severance   ments (amount of severance
                 plans are common.           benefits varies by level
                                             in the organization).

      In setting total compensation, we apply a consistent approach for all executive officers. Also, the Compensation Committee exercises appropriate business judgment in how it applies its standard approach to the facts and circumstances associated with each executive. Additional detail about each pay element follows.

      BASE SALARIES: Data on salaries paid to comparable positions in the Hay Survey are gathered and reported biennially to the Compensation Committee by its independent compensation consultant. The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board for its consideration and approval the salaries for the CEO, CFO and other NEOs. The CEO provides input for the salaries for the CFO and other NEOs. The Compensation Committee generally seeks to establish base salaries for the CEO, CFO and other NEOs at the 50th percentile of our compensation benchmark, which is the targeted market position to facilitate our attraction and retention of executive talent.
In fiscal 2008, the salaries of each NEO approximated, on average, the compensation benchmark median.

      ANNUAL NON-EQUITY INCENTIVES: Annual non-equity incentive awards to the CEO, CFO and NEOs are paid relative to the targets established annually by the Compensation Committee under the terms of the "Landauer, Inc. Incentive Compensation Plan". Annual incentive awards for the CEO, CFO and other NEOs are intended to promote the achievement of Landauer's annual financial goals, as well as individual goals. The plan establishes an incentive pool which is related to aggregate executive officer base salary and performance of Landauer relative to (i) budgeted net income and
(ii) achievement of budgeted free cash flow (free cash flow is calculated by subtracting cash used to acquire property plant and equipment from net cash provided from operating activities as presented on the Statement of Cash Flows).

      Similar to the process for base salary, data for non-equity incentives paid to comparable positions in the Hay Survey are gathered and reported biennially to the Compensation Committee by the independent compensation consultant. The Compensation Committee, after receiving input from the compensation consultant, recommends to the Board for its consideration and approval the non-equity incentives for the CEO, CFO and other NEOs. The target incentive compensation award ("ICA"), as a percentage of individual executive officer base salary, is 50% for the Chief Executive Officer and 40% for the CFO and other NEOs. These payout ratios are determined based upon targeting total cash compensation (base salary plus non-equity incentive compensation) at the 50th percentile as determined by the benchmarking study performed by the Committee's independent compensation consultant. Thus, the different payout ratios are not reflective of a different philosophy at work, but are reflective of different results driven by benchmarking. The actual size of the incentive compensation pool available for award varies based upon actual financial performance for net income and free cash flow.

      The net income and free cash flow targets are established as part of the annual operating planning process. The targets are recommended by management, reviewed by the Compensation Committee and approved by the Board. The targets are intended to be representative of strong financial performance by the Company based upon market conditions and the expectations of stockholders. The scales of the payout ratios are intended to compensate management for the perceived effort required to achieve the targeted performance and reward management for the effort required to deliver results beyond expected levels.

      The net income and free cash flow targets for fiscal 2008 were established as follows:

     Net Income                                 $22,243,000
     Free Cash Flow                             $20,291,000

      The plan provides for a payout at a ratio of targeted incentive compensation as follows:

     ACTUAL PERFORMANCE                           PAYOUT RATIO
     ------------------                           ------------

     110% Incentive Net Income &
        Free Cash Flow Achievement            200% of target award

     100% Incentive Net Income &
        Free Cash Flow Achievement            100% of target award

     <90% Incentive Net Income &
        Free Cash Flow Achievement              0% of target award

      The range of the scale for net income and free cash flow achievement is intended to align management with the expectations of stockholders on earnings growth and cash generation. Performance below 90% of planned net income and free cash flow would be considered to be below our expectations.

Similarly, performance at 110% to plan is believed to represent performance well beyond the expectations of the business.

      The amount of potential incentive award for any executive officer is determined by multiplying the executive's base salary times the actual incentive award percentage. The actual incentive award percentage is the target award percentage (50% or 40%) multiplied by the percentage of target award determined by the weighted average of the net income and free cash flow components in the following ratio:

     Net Income                                         75%
     Free Cash Flow                                     25%

      Two-thirds of the target incentive award is payable to the executive officer based solely on financial performance. With respect to the one-third balance remaining in the pool for the fiscal year, the Compensation Committee will have the discretion to award any executive officer an amount ranging from zero to one-third of the award such executive officer would otherwise receive based upon achievement against personal objectives ("PMO"). Accordingly the total incentive award is calculated as follows:

     Potential ICA       =    (Annual Salary x Target %) x (Payout Ratio)
     Actual ICA          =    (Potential ICA x 2/3) + (Potential ICA x
                               1/3 x % PMO achievement)

      Personal objectives are established annually and are aligned with the strategic priorities of the company. Areas for personal objectives in fiscal 2008 included:

      .     Expansion of product and service offerings;

      . Progress toward implementation of the company's systems initiative;

      . Achievement of accreditation requirements and regulatory compliance; and

      .     Development of a long-term corporate growth strategy.

      Any amounts not so awarded may, at the discretion of the Committee, be reallocated to any other executive officer based upon the Committee's evaluation of the individual performance of the executive officer relative to written objectives and other factors, including the CEO's annual report to the Committee of the executive officer's performance.

      The aggregate amount of incentive compensation awards for the fiscal year, as approved by the Compensation Committee, is limited to 200% of the targeted award.

      Recognizing that extraordinary positive or negative non-operating events can and do occur, the Committee may elect to make adjustments to the incentive compensation calculations to reflect the impact of those events. During fiscal 2008 no such adjustments were necessary. Landauer's actual net income was 103% to plan and free cash flow was 134% to plan, resulting in a weighted average performance greater than 110% of plan. This performance resulted in non-equity incentive compensation payouts at 200% of target. The NEOs averaged 85% PMO achievement resulting in an actual average payout of 188% of target.

      As part of the Proxy Statement for the 2008 Annual Meeting, stockholders approved the Landauer, Inc. Incentive Compensation Plan, or "the Plan". The Plan is an omnibus incentive compensation plan intended to provide the Compensation Committee increased flexibility in the design of the annual non-equity compensation plan. The Plan provides the ability to change the drivers to other financial measures such as operating income, revenue growth, earnings per share, or other measures that the Committee may determine to be more closely aligned with the interests of our stockholders. The Incentive Compensation Plan provides a broad definition of performance drivers, based on discussions and review by the Compensation Committee.

      LONG-TERM EQUITY INCENTIVES: Long-term incentive awards for the CEO, CFO and other NEOs are granted in order to promote the achievement of Landauer's long-term strategic goals. Each year, the Compensation Committee reviews and makes recommendations to the Board as to the long-term incentive awards for each of the NEOs. In determining the total value of the long-term incentive opportunity for each executive, the Compensation Committee reviews the benchmarking data presented by its independent compensation consultant on a position-by-position basis and attempts to provide a benefit at a competitive level.

      Long-term incentives are provided to Landauer's executives under the stockholder approved Landauer, Inc. Incentive Compensation Plan. The Plan permits grants of stock options, stock appreciation rights, restricted shares, restricted share units and performance shares and units. The Plan is intended to meet the deductibility requirements of Section 162(m) of the Internal Revenue Code as performance-based pay, resulting in paid awards being fully deductible by the Company for federal tax purposes.

      Current restricted shares are subject to risk of forfeiture and vest in accordance with performance and time restrictions. Each grant is allocated between performance based and time based vesting. For performance shares of restricted stock that will vest at the end of the restriction period, vesting is based upon the achievement of one or more performance goals. Up to 100% of the performance shares may be forfeited if the performance goals are not achieved.

      The Compensation Committee believes that providing long-term incentive awards in the form of equity awards best achieves the long-term compensation objectives of the organization.

      In March 2007, the Compensation Committee determined that the NEOs' total long-term incentive opportunity would be 100% in restricted shares. One-third of the shares granted were targeted to vest upon the achievement of certain performance milestones, tied to achievement of strategic objectives, as determined by the Compensation Committee of the Board of Directors. These milestones corresponded to the Board approved plan to support continued profitability and growth by investing in two areas:

      . Accelerating a program to re-engineer business processes and replace the Company's information technology systems that support customer relationship management and the order-to-cash cycle ("Project Comet"), and

      . Expanding its investment in sales and marketing resources to reach targeted markets for growth ("Small Market").

      The performance milestones were time based and budget based as follows:

                    PROJECT COMET               SMALL MARKET
                    -------------               ------------
Weighting of
Performance-
Based Grant         75%                         25%

Time Measure        Operational by 03/31/08     Operational by 09/30/07

Cost Measure        Within +/- 10% of           Within 10% of budgeted
                    original budget of          operating loss of $511,000
                    $9,875,000

Quality Measure     Planned applications        Achieving within +/-
                    are implemented and         of budgeted revenue
                    system operates at
                    expected levels

      The performance measures were established to align with the project budgets and achievement of the project objectives. During fiscal 2008, the Compensation Committee determined that management did not achieve the performance milestones as defined above. Accordingly, one-third of the shares granted in fiscal 2007 were forfeited.

      Of the remaining shares granted in fiscal 2007, one-third of the shares subject to the Award vested on September 30, 2008, and the remaining one-third of the shares subject to the award shall vest on September 30, 2009. All of the shares are eligible for dividends at the same rate paid to the stockholders.

      The Compensation Committee has determined that equity grants will be allocated 70% to performance based vesting and 30% to time based vesting. This balance between performance based and time vesting shares is in alignment with the development of Landauer's long-term growth strategy, motivates management for the appropriate balance between short-term and long-term decision making and aligns management's long-term compensation closely with the interest of our stockholders. The shares subject to performance based vesting are to receive dividends and other distributions, which will be accrued during the performance periods until the performance goals have been achieved and the restriction is released by the Board.

      In November 2007, the Compensation Committee provided grants, aligned with this approach, with the following performance goals:

                     WEIGHTING OF
                      PERFORMANCE                            OVER
                      BASED GRANT          TARGET         PERFORMANCE
                     -------------         ------         -----------
Revenue Growth            40%                5%               7%

Net Income Growth         20%                8%               10%

System Initiative         20%       Planned cost savings      n/a

Customer Service          20%       Targeted improvement      n/a

      Achievement against these milestones will be measured on September 30, 2009 based upon the cumulative average growth of financial results over the past two fiscal years. The 30% of the grant that is time vested will vest on September 30, 2009. As discussed above, the targeted and over performance awards for each executive is determined by the Compensation Committee based upon reviews of benchmarking data presented by its independent compensation consultant on a position-by-position basis and attempts to provide a benefit at a competitive level.

      The Board has generally followed a practice of making all equity grants to executive officers on a single date each year. Prior to the relevant Board meeting, the Compensation Committee has reviewed an overall stock award pool for all participating employees (approximately 16 in fiscal 2008) and proposed individual grants to executives. Based on the recommendations from the Compensation Committee, the Board reviews and approves the overall pool and the individual equity grants to executives.

      While most of our equity awards to NEOs have been made historically pursuant to our annual grant program, the Compensation Committee and Board retain the discretion to make additional awards to executives at other times for recruiting or retention purposes. We do not have any program, plan or practice to time "off-cycle" awards in coordination with the release of material non-public information.

      All equity awards are made pursuant to the Plan. Awards of equity to employees below the executive level are made by our CEO, pursuant to authority delegated by the Board and subject to the Board-approved allocation.

      Landauer's executive officers are subject to a stock ownership goal of two times the executive's current annual base salary. The Compensation Committee has established stock ownership guidelines for our NEOs as the Committee believes that substantial ownership of the Company's stock will further align the NEOs' interests with the interests of our stockholders. Stock counted towards the ownership goal includes Landauer shares owned outright or beneficially owned (i.e., held directly or indirectly with spouse or minority aged dependent children) and grants of time- and/or performance-based vested restricted shares. Unexercised stock options are not counted in the calculation of an executive's ownership goal achievement.

      Participants shall not sell shares of Landauer stock before meeting their applicable ownership goal (subject to approved exceptions). Upon reaching the applicable ownership goal, the expectation is that the targeted ownership will be maintained by the executive.

      Exceptions may be approved in situations involving financial hardship or limited estate planning transactions. Requests for exceptions will be submitted to the Company's Senior Vice President and CFO for review by the President and CEO on a case-by-case basis. Any exceptions approved by the President and CEO will be reported to the Compensation Committee.

      RETIREMENT PLANS: The NEOs participate in the full range of benefits and are covered by the same plans (with exceptions noted) on the same terms as provided to all of Landauer's U.S. salaried employees. The plans are designed to provide an appropriate level of replacement income upon retirement.

      Our pension program includes a supplemental plan for certain executives, which allows us to provide benefits comparable to those which would be available under our IRS qualified plans if the IRS regulations did not include limits on covered compensation and benefits. We refer to these plans as "restoration plans" because they restore benefits that would otherwise be available under the plans in which all of our U.S. salaried employees are eligible to participate. These plans use the same benefit formulas as our broad-based IRS qualified plans, and use the same types of compensation to determine benefit amounts. Further discussion of these plans can be found under the heading "Retirement Plans and Supplemental Retirement Plan" on page 26 of this Proxy Statement.

      POST-TERMINATION COMPENSATION: We have entered into severance agreements with certain NEOs. NEOs that do not have individual severance agreements with us are covered by our Severance Plan applicable to all employees. These severance agreements and our Severance Plan provide for payments and other benefits if the NEO's employment terminates for a qualifying event or circumstance, such as being terminated without "Cause" or leaving employment for "Good Reason," as these terms are defined in the applicable severance agreement and the Severance Plan. Additional information regarding these severance agreements and our Severance Plan, including definitions of key terms and a quantification of benefits that would have been received by our NEOs had termination occurred on September 30, 2008, is found under the heading "Severance Agreements" on page 28 of this Proxy Statement.

      The Compensation Committee believes that these severance arrangements are an important part of overall compensation for our NEOs. The Compensation Committee believes that these arrangements will help to secure the continued employment and dedication of our NEOs prior to or following a change in control, notwithstanding any concern that they might have regarding their own continued employment. The Compensation Committee also believes that these arrangements are important as a recruitment tool and, to a lesser extent, retention device, as many of the companies with which we compete for executive talent have similar arrangements in place for their senior employees. The Compensation Committee believes that these benefits are simple to understand, transparent and fair to our stockholders and each NEO.



                       COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.


MEMBERS OF THE COMPENSATION COMMITTEE:

      Robert J. Cronin, Chairman
      William G. Dempsey
      Michael T. Leatherman
      Thomas M. White

                                            SUMMARY COMPENSATION TABLE
                                     For Fiscal Year Ending September 30, 2008

                                                                                Change in
                                                                                 Pension
                                                                                  Value
                                                                       Non-     and Non-
                                                                      Equity    qualified
                                                                     Incentive  Deferred     All
                                                                       Plan      Compen-    Other
                                                  Stock     Option    Compen-    sation     Compen-
                                          Bonus   Awards    Awards    sation    Earnings    sation
Name and                        Salary     (1)     (2)        (2)       (3)        (4)        (5)      Total
Principal Position       Year    ($)       ($)     ($)        ($)       ($)        ($)        ($)       ($)
------------------       ----  --------  -------  -------   -------  ---------  ---------  -------- ----------

William E. Saxelby
  President and
    Chief Executive
    Officer. . . . . . . 2008   491,400       -   351,816        -     448,070     55,135     1,150  1,347,571
                         2007   437,122       -   157,889        -     284,514     66,447     1,460    947,432

Jonathon M. Singer
  Senior Vice President
    and Chief Financial
    Officer. . . . . . . 2008   259,238       -   220,024        -     201,011      4,953     1,150    686,376
                         2007   236,716   75,000  142,320        -     133,159      8,587     1,150    596,932

Richard E. Bailey
  Senior Vice President
    - Operations . . . . 2008   172,157       -    85,163        -     158,869     14,547     1,219    431,955
                         2007   164,041   50,000   48,197        -      88,820     18,392     1,212    370,662

R. Craig Yoder
  Senior Vice President
    Marketing and
    Technology . . . . . 2008   234,441       -    88,216        -     182,566         -      1,150    506,373
                         2007   224,887       -    53,029     1,033    119,050     33,963     1,150    433,112











                                                        22





(1)   Amounts earned under our 2000 Incentive Compensation Plan for Executive Officers, which prior to fiscal 2007 were reported in the "Bonus" column, are now reported in the "Non-Equity Incentive Plan Compensation"
      column.  Bonuses included in this column represent sign-on or discretionary bonuses.

(2)   The dollar value of restricted stock and stock options set forth in these columns is equal to the compensation cost recognized during each fiscal year for financial statement purposes in accordance with
      SFAS 123R.  A discussion of the assumptions used in the valuation of equity awards is set forth in Note 1 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K.  One-third of equity awards granted on March 13, 2007 were subject to the achievement of certain performance milestones that were not met.  The numbers of shares forfeited on this award during fiscal 2008 were as follows: Mr. Saxelby
      (1,818), Mr. Singer (1,527), Mr. Bailey (727) and Dr. Yoder (691).  The forfeiture of these awards resulted in a decrease of stock-based compensation expense for fiscal 2008.

(3)   Amounts set forth in this column were earned during fiscal 2008 and 2007 under the Landauer, Inc. Incentive
      Compensation Plan and 2000 Incentive Compensation Plan for Executive Officers, respectively.  The amounts were each paid in November of the following fiscal year.

(4)   Amounts solely represent the increase in the actuarial present value of the named executive officer's accumulated benefit under the Company's defined benefit plans.  Dr. Yoder had negative changes of $51,171 and $9,278 in the actuarial present value of his Supplemental Key Executive Retirement Plan for fiscal 2008 and 2007, respectively, and $24,849 in his Retirement Plan for fiscal 2008 that are not included in the above disclosure.

(5)   Amounts set forth in this column represent Company matching contributions to its 401(k) Plan.

























                                                        23

                                            GRANTS OF PLAN-BASED AWARDS
                                     For Fiscal Year Ending September 30, 2008

<caption>                                                                                              Grant
                                                                                         All Other     Date
                                                                                           Stock       Fair
                                 Estimated Future Payouts     Estimated Future Payouts    Awards:      Value
                                Under Non-Equity Incentive     Under Equity Incentive     Number      of Stock
                                       Plan Awards (1)            Plan Awards (2)        of Shares      and
                               ---------------------------  ---------------------------  of Stock      Option
                                 Thres-                      Thres-                         or         Awards
                                 hold     Target  Maximum    hold      Target  Maximum   Units (3)       (4)
Name                Grant Date    ($)      ($)      ($)       (#)       (#)      (#)        (#)          ($)
------------------  ----------  -------- -------- --------  --------  -------- --------  ---------    --------
William E. Saxelby          -         -   256,000  512,000
                    11/09/2007                                    -      6,510   19,401                332,336
                    11/09/2007                                                               2,790     142,430

Jonathon M. Singer          -         -   104,650  209,300
                    11/09/2007                                    -      3,555    5,302                181,483
                    11/09/2007                                                               1,523      77,749

Richard E. Bailey           -         -    82,710  165,420
                    11/09/2007                                    -      1,440    2,423                 73,512
                    11/09/2007                                                                 617      31,498

R. Craig Yoder              -         -    94,077  188,155
                    11/09/2007                                    -      1,370    3,380                 69,939
                    11/09/2007                                                                 587      29,966

(1)   Amounts set forth in these columns reflect the annual cash incentive compensation amounts that potentially could have been earned during fiscal 2008 based upon the achievement of performance goals under the
      Landauer, Inc. Incentive Compensation Plan.  The amounts earned in fiscal 2008 by our named executives have been determined and were paid in November 2008.  The amounts paid are included in the "Non-Equity Incentive
      Plan Compensation" column of the 2008 Summary Compensation Table.

(2)   Equity awards granted on November 9, 2007 are restricted stock awards with performance-based restrictions that vest on September 30, 2009 upon the achievement of certain performance milestones (as described on page
      19 herein).  The target amounts of these awards were granted under the Company's 2005 Long-Term Incentive
      Plan.

(3)   Equity awards granted on November 9, 2007 are restricted stock awards with time-based restrictions.  These awards were granted under the Company's 2005 Long-Term Incentive Plan and shall vest on September 30, 2009.

(4)   The values are equal to the aggregate grant date fair value of restricted stock computed in accordance with
      SFAS 123R.  The values of equity incentive plan awards were determined assuming the target payouts.  A discussion of the calculation of the grant date fair value is set forth in Note 1 of the Notes to
      Consolidated Financial Statements of our 2008 Annual Report on Form 10-K.

                                                        24

                                   OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END
                                     For Fiscal Year Ending September 30, 2008
                                   Option Awards                              Stock Awards
                       -----------------------------------   -------------------------------------------------
                                                                                                    Equity
                                                                                        Equity     Incentive
                                                                                       Incentive  Plan Awards:
                                                                                        Plan       Market or
                                                                                       Awards:      Payout
                                                                          Market       Number of    Value of
                       Number of                                          Value of     Unearned     Unearned
                       Securities                          Number of     Shares or      Shares,     Shares
                       Underlying                          Shares or      Units of      Units       Units or
                      Unexercised                          Units of      Stock That    or Other   Other Rights
                      Options (#)   Option       Option    Stock That     Have Not   Rights That   That Have
                       Exercis-     Exercise     Expira-   Have Not       Vested       Have Not    Not Vested
Name                    able (1)    Price ($)   tion Date  Vested (#)     (2) ($)     Vested (#)    (2) ($)
-------------------   ----------- -----------   ---------- -----------  -----------  -----------  ------------
William E. Saxelby         50,000       48.68   09/28/2015   4,608 (3)      335,232    6,510 (4)       473,603

Jonathon M. Singer             -           -            -    1,000 (5)       72,750    3,555 (4)       258,626
                                                             3,050 (3)      221,888

Richard E. Bailey              -           -            -      500 (6)       36,375    1,440 (4)       104,760
                                                             1,344 (3)       97,776

R. Craig Yoder              8,000       34.50   11/05/2012   1,000 (7)       72,750    1,370 (4)        99,668
                           16,000       39.62   11/13/2013   1,278 (3)       92,975
                           16,000       46.80   12/03/2014

(1)   All options were fully vested prior to fiscal 2008.

(2)   Amounts set forth in these columns equal the number of shares of restricted stock indicated multiplied by the closing price of our common stock ($72.75) on September 30, 2008.

(3)   Vests on September 30, 2009.

(4)   Vests on September 30, 2009 based upon achievement of certain performance goals.  For restricted stock with performance conditions, the amounts assume the organization will achieve the performance criteria at targeted levels and the granted shares of restricted stock will vest based upon the achievement of
      the performance goals as described on page 19 of this Proxy Statement.   The amounts disclosed are
      not necessarily indicative of the amounts that may be realized by our named executives.

(5)   500 shares vest on each of October 17, 2008 and 2009.

(6)   Vests on June 29, 2009.

(7)   Vests on May 16, 2009.
                                                        25

                     OPTION EXERCISES AND STOCK VESTED
                 For Fiscal Year Ending September 30, 2008


                          Option Awards              Stock Awards
                   -------------------------  -------------------------
                    Number of                  Number of
                     Shares        Value        Shares        Value
                   Acquired on  Realized on   Acquired on  Realized on
                    Exercise      Exercise     Vesting       Vesting
Name                  (#)         (1) ($)        (#)         (2) ($)
------------------ -----------  ------------ ------------  ------------

William E. Saxelby           -             -        2,984       212,033

Jonathon M. Singer           -             -        2,452       156,893

Richard E. Bailey            -             -          728        51,812

R. Craig Yoder          10,000       275,520          691        49,178

(1) The value realized on the exercise of stock options is based on the difference between the exercise price and the average of the Company's high and low market price of its common stock on the date of exercise.

(2) The value realized on the vesting of restricted stock awards is based on the average of the Company's high and low market price of its common stock on the date of vesting.



RETIREMENT PLANS AND SUPPLEMENTAL RETIREMENT PLAN

      The Company provides a defined benefit pension plan for all employees to provide an appropriate level of replacement income upon retirement and also as an incentive for a long-term career with the Company, which is a key objective. For key executives, the basic benefit has been supplemented with a SERP to address U.S. tax law limitations placed on the benefits in the general retirement program.

      Benefits under the Company's defined benefit pension plan are based upon the average of the annual rates of compensation in effect as of October 1 of each year for the period of five consecutive years which produces the highest such average and also based on years of service as set forth below. U.S. tax law places limitations on the annual compensation eligible for benefit consideration and on the aggregate annual amount payable to an individual under qualified retirement plans.

      The Company's supplemental retirement plan provides a monthly pension which, when added to the pension payable from the qualified retirement plan, provides a monthly pension of 2% of a participant's final pay, adjusted to reflect a 5-year average of incentive pay, for each year of service with the Company (up to a maximum of 25 years). In addition, the benefit is reduced to reflect any distributions previously received from the profit-sharing plan in 1987, and it is payable as a life annuity to unmarried participants and as a 50% joint-and-survivor annuity to married participants.

      The Employee Retirement Income Security Act of 1974 places limitations on benefits that may be paid under qualified retirement plans like the Company's defined benefit plan. For that reason, Mr. Saxelby and Dr. Yoder also participate in Landauer's supplemental key executive retirement plan, under which a participant is entitled to such payments during his life after retirement at age 65 as may be necessary, when added to his benefits under other company-funded retirement or profit sharing plans, to provide a minimum annual benefit equal to 50% of his highest five-year average compensation (including incentive compensation) or final year compensation (including five-year average incentive compensation), whichever is greater. Such payments continue to a participant's spouse after the participant's death, but at a percentage of 50%. Pursuant to the terms of his employment agreement, Mr. Saxelby's benefit accrues at a rate such that after the first five years of employment (or in the event of his earlier termination by Landauer without cause or following a change in control) he will be credited with 20 years of service, subject to certain limitations.


                             PENSION BENEFITS
                 For Fiscal Year Ending September 30, 2008

                                                Number of    Present
                                                  Years      Value of
                                                Credited    Accumulated
                                                 Service    Benefit (1)
Name          Plan Name                            (#)         ($)
----          ---------                         ---------   -----------

William E.
  Saxelby     Landauer, Inc. Supplemental Key
                Executive Retirement Plan               3       136,411
              Landauer, Inc. Retirement Plan            3        33,133

Jonathon M.
  Singer      Landauer, Inc. Retirement Plan            2        13,539

Richard E.
  Bailey      Landauer, Inc. Retirement Plan            3        51,096

R. Craig
  Yoder       Landauer, Inc. Supplemental Key
                Executive Retirement Plan              26       405,479
              Landauer, Inc. Retirement Plan           26       399,439

(1) Information on the valuation method and material assumptions applied in calculating the present value of accumulated benefit is set forth in Note 9 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K.


OTHER COMPENSATION

      Landauer does not provide any perquisites to its current executives.

SEVERANCE AGREEMENTS

       Landauer has entered into employment agreements with certain of its executives. Generally these agreements provide that in the event of termination of employment under certain circumstances by Landauer other than for cause, death, disability or voluntary termination, as defined, the executive will be entitled to continuation of base salary, prorated or average bonuses and certain other benefits. In the cases of termination without cause and termination for good reason, the terms of Mr. Saxelby's agreement provide for a lump-sum cash payment equal to two times the sum of his base salary and the average of his annual incentive bonus earned for the last three fiscal years. Mr. Singer's agreement provides a severance payout amount upon termination for any reason, other than for cause, equal to nine months base salary plus prorated target bonus for the fiscal year in which termination occurs. Per the terms of Dr. Yoder's agreement, in the cases of termination without cause and termination for good reason, Landauer would continue to pay his base salary, bonus based on the average of the prior three fiscal years bonuses as percentages of his base salary during those prior three fiscal years, and all other benefits for a period of twenty-four months following such termination, however, these amounts may be offset, to a defined limit, by any compensation earned from employment with a new employer during such severance period. If employment had been terminated as of September 30, 2008, the lump sum cash payments payable to Mr. Saxelby, Mr. Singer and Dr. Yoder under these agreements would have had an estimated value of approximately $1,615,910, $299,079 and $688,959, respectively. They are also entitled to receive other benefits, such as vested pension, vested stock or options, and continuation of health and life benefits, which are available to all employee's in those situations.

      On May 22, 2002, Landauer adopted the Landauer, Inc. Executive Special Severance Plan (the "Severance Plan") in which certain of Landauer's executives, including Mr. Saxelby, Mr. Singer, Mr. Bailey and Dr. Yoder, participate. Under the Severance Plan, in the event of a change in control if, (i) the executive's employment is terminated involuntarily without cause or is terminated by the executive for good reason (as defined in the plan) within two years following a change in control, or (ii) the executive elects to terminate employment for any reason during the 30-day period immediately following the one-year anniversary of a change in control, the executive will receive a lump sum payment equal to three times (in the case of Mr. Saxelby) or two times (in the case of Mr. Singer, Mr. Bailey and Dr. Yoder) the sum of: (i) the highest annual rate of the executive's base salary during the 12-month period immediately prior to his termination and (ii) the greater of the executive's target annual bonus for the year of termination or a bonus calculated based on the average of the prior three fiscal years bonuses as percentages of the Employee's base salary during those prior three fiscal years. In addition, the terminated executive will become fully vested in his accrued benefit under the supplemental key executive retirement plan (described above) and will receive a lump sum payment equal to the actuarial equivalent of his accrued benefit under that plan. The terminated executive also will receive continued medical, dental and life insurance coverage for up to three years (in the case of Mr. Saxelby) or up to two years (in the case of Mr. Singer, Mr. Bailey and Dr. Yoder), as well as outplacement services. The Severance Plan requires the executive to enter into a noncompetition/nonsolicitation agreement and execute a general release of claims against Landauer and its affiliates to receive the severance payments and benefits described above.

      Additionally, the Severance Plan provides that, immediately upon a change in control, all of the executive's outstanding stock options and other equity awards become exercisable, or vested, in full, and any outstanding stock options will remain exercisable until the earlier of the first anniversary of the executive's termination of employment and the original expiration date of the option.

      For purposes of the Severance Plan, a "change in control" generally means (i) certain acquisitions of 30% or more of the then outstanding shares of Common Stock, (ii) a change in the Board of Directors resulting in the incumbent directors ceasing to constitute at least a majority of the Board of Directors, (iii) the consummation of a reorganization, merger or consolidation, or sale or disposition of all or substantially all of the assets of Landauer (unless, among other conditions, Landauer's stockholders receive more than 60% of the stock of the resulting company) or (iv) the consummation of a plan of complete liquidation or dissolution of Landauer.

      The Severance Plan also provides that if any payment made under the Severance Plan or otherwise to a covered executive would be subject to the excise tax imposed under Section 4999 of the Internal Revenue Code, Landauer will make an additional payment to the executive such that the executive receives a net amount equal to the amount he would have received if Section 4999 did not apply; provided, however, if the net after-tax benefit to the executive would not exceed by at least 10% the net after-tax proceeds without such additional payment and with a reduction of the benefits to an amount such that no excise tax is payable, Landauer will not make the additional payment and the executive's benefits will be reduced to such amount.

          PAYMENTS UPON TERMINATION FOLLOWING A CHANGE IN CONTROL
                Assuming termination on September 30, 2008

                            Equity
                             with      Retire-   Continued
                           Acceler-     ment    Perquisites
              Severance      ated       Plan        and
                 Pay       Vesting    Benefits   Benefits       Total
Name           (1) ($)     (2) ($)     (3) ($)    (4) ($)        ($)
------------  ----------  ----------  ---------- ----------  ----------
William E.
  Saxelby      2,423,865   2,012,335     235,746    584,015   5,255,961

Jonathon M.
  Singer         810,132     553,263           -    242,711   1,606,106

Richard E.
  Bailey         547,278     238,911           -     40,312     826,501

R. Craig
  Yoder          688,959   1,516,672     620,899    296,067   3,122,597

(1) Amounts represent lump-sum cash payments equal to three times base salary (in the case of Mr. Saxelby) or two times base salary (in the case of Mr. Singer, Mr. Bailey and Dr. Yoder) AND the greater of the target annual bonus for the year of termination OR a bonus calculated based on the average of the prior three fiscal years bonuses as percentages of the Employee's base salary during those prior three fiscal years.

(2) Amounts equal the number of shares of restricted stock outstanding at September 30, 2008 multiplied by the closing price of our common stock ($72.75) on September 30, 2008, and the gain on options outstanding at September 30, 2008, assuming exercise at a price of $72.75, for Mr. Saxelby ($1,203,500) and Dr. Yoder ($1,251,280). For
      restricted stock with performance conditions, the amounts assume the performance criteria will be achieved at target levels at the time of a change in control.

(3) Amounts represent lump-sum cash payments equal to the actuarial equivalent of the executive's accrued benefit under the Supplemental Key Executive Retirement Plan.

(4) Amounts include continued medical, dental and life insurance coverage for up to 3 years (Mr. Saxelby) and 2 years for all others, as well as outplacement services and, in the cases of Mr. Saxelby, Mr. Singer, and Dr. Yoder, excise tax gross ups.

COMPENSATION OF DIRECTORS

      During fiscal 2008, each non-employee director was paid an annual retainer in the amount of $30,000. Additionally, each Board and Committee chair was paid an annual retainer in the amount of $4,000, and each non-employee director was paid a fee in the amount of $1,000 per Board or Committee meeting attended. Such fees are paid quarterly. Landauer maintains a long-term incentive plan, revised in 2008 and approved by stockholders, under which non-employee directors receive annual grants of restricted stock or restricted stock units. In February 2008, non-employee directors were each awarded grants of 700 restricted shares of Common Stock that vest in full on the third anniversary of the award or the date of the third succeeding annual meeting of stockholders, whichever is earlier. If the director ceases to be a member of the Board for any reason other than disability, retirement on or after age 70, or death, each Share subject to the award that has not vested prior thereto shall be forfeited by the director. Non-employee directors who are appointed to the Board at other than the annual meeting date are granted a prorated award. For directors, Landauer has a share ownership target of stock valued at three times their annual retainer.

      Landauer formerly maintained a directors' retirement plan that provides certain retirement benefits for non-employee directors. This plan was terminated in January 1997 and the only current director remaining in the plan is Mr. Winfield, who is scheduled to retire in February 2009. Benefits accrued under the retirement plan are frozen and will be payable to participating directors at age 70 after their retirement.

                           DIRECTOR COMPENSATION
                 For Fiscal Year Ending September 30, 2008


                                        Fees
                                       Earned      Stock
                                       or Paid     Awards
                                       In Cash     (3,4,5)       Total
Name                                     ($)         ($)          ($)
--------------------------             -------     -------      -------

Robert J. Cronin                        78,000      34,395      112,395

E. Gail de Planque (1)                  38,500      81,351      119,851

Michael T. Leatherman (1)                5,720       2,531        8,251

David E. Meador (1)                      3,720       2,531        6,251

Stephen C. Mitchell                     70,000      33,634      103,634

Richard R. Risk (1)                     38,500      81,351      119,851

Thomas M. White                         60,000      34,395       94,395

Michael D. Winfield (2)                 48,000      34,395       82,395


(1) Dr. de Planque resigned from her position as a director on June 2, 2008. Mr. Leatherman and Mr. Meador were elected to the Board of Directors on August 28, 2008. Mr. Risk is no longer a director due to his passing on April 2, 2008.

(2) Mr. Winfield had a negative change of $1,430 in the actuarial present value of his accumulated benefit under his Directors' Retirement Plan that is not included in the above disclosure.

(3) The dollar value of restricted stock set forth in this column is equal to the compensation cost recognized during fiscal 2008 for financial statement purposes in accordance with SFAS 123R. A discussion of the assumptions used in the valuation of equity awards is set forth in Note 1 of the Notes to Consolidated Financial Statements of our 2008 Annual Report on Form 10-K. All stock options were fully vested and expensed in accordance with SFAS 123R prior to fiscal 2008.

(4) The aggregate grant date fair values computed in accordance with SFAS 123R for the shares of restricted stock that were granted during fiscal 2008 were as follows: Mr. Cronin, Mr. Mitchell, Mr. White and Mr. Winfield each $34,706; Mr. Leatherman and Mr. Meador each $37,972; Dr. de Planque and Mr. Risk were each granted restricted stock during fiscal 2008 with grant date fair values of $34,706, that were also vested during fiscal 2008.

(5) The aggregate numbers of restricted stock and option awards outstanding, respectively, at September 30, 2008 were as follows:
      Mr. Cronin (2,100 and 4,500), Mr. Leatherman (571 and 0), Mr. Meador (571 and 0), Mr. Mitchell (2,100 and 0), Mr. White (2,100 and 0) and Mr. Winfield (2,100 and 4,500). Dr. de Planque and Mr. Risk had no awards outstanding at September 30, 2008.

                   EQUITY COMPENSATION PLAN INFORMATION

      The following table provides information as of September 30, 2008 regarding the number of shares of Common Stock that may be issued under the Company's equity compensation plans. All equity compensation plans have been approved by the Company's stockholders.

                              (a)            (b)            (c)
                        --------------  ------------- ---------------
                                                         Number of
                                                        securities
                                                         remaining
                                                         available
                                                        for future
                           Number of      Weighted-      issuance
                          securities       average     under equity
                         to be issued     exercise     compensation
                         upon exercise    price of         plans
                        of outstanding   outstanding    (excluding
                           options,       options,      securities
                           warrants       warrants     reflected in
Plan category           and rights (1)   and rights   column (2) (a))
-------------           --------------  ------------- ---------------

Equity compensation
  plans approved by
  security holders          162,612       $  44.94        494,658

Equity compensation
  plans not approved
  by security holders         -              -               -
                            -------       --------       --------

Total                       162,612       $  44.94        494,658

(1) Options listed here were issued under the Company's incentive plans prior to approval of the new plan, the Landauer, Inc. Incentive Compensation Plan, in February 2008.

(2) This amount represents shares of Common Stock available for issuance of stock-based awards under the Landauer, Inc. Incentive Compensation Plan. Any shares reserved for award and unused under the previous incentive plans were cancelled.



           CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

      As a matter of practice, the Board's Audit Committee is responsible for review, approval or ratification of related person transactions for which disclosure would be required under Item 404(a) of Regulation S-K. The Company has not recently had any such transactions. If a transaction should occur, management and the Audit Committee would assess the related facts and only allow for transactions that are in the best interest of the stockholders.

                          AUDIT COMMITTEE REPORT

      Landauer's Audit Committee has reviewed and discussed with management the Company's audited financial statements as of and for the fiscal year ended September 30, 2008. Additionally, the Committee has reviewed and discussed with management and the independent public accountants the Company's unaudited interim financial statements as of and for the end of each of the first three fiscal quarters for the year ended September 30, 2008. These discussions occurred prior to the issuance of news releases reporting such quarterly results and prior to the filing of the quarterly reports on Form 10-Q with the Securities and Exchange Commission.

      The Committee discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, "Communication with Audit Committees", as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants.

      The Committee received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant's communications with the audit committee concerning independence. In addition, the Committee considered whether the provision by the independent accounting firm of non-audit services is compatible with maintaining the independent accounting firm's independence from management and the Company.

      Based on the reviews and discussions referred to above, the Committee recommended to the Board of Directors that the audited fiscal year-end financial statements referred to above be included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2008.



MEMBERS OF THE AUDIT COMMITTEE:

      Thomas M. White, Chairman
      David E. Meador
      Stephen C. Mitchell
      Michael D. Winfield

               FEES BILLED BY INDEPENDENT PUBLIC ACCOUNTANTS

      AUDIT FEES. PricewaterhouseCoopers LLP fees for fiscal 2008 were $506,000 for professional services rendered for the audit of the Company's annual financial statements and reviews of the interim financial statements included in the Company's Quarterly Reports on Form 10-Q filed during the fiscal year. For fiscal 2007, the fees in this category were approximately $460,000.

      AUDIT-RELATED FEES. PricewaterhouseCoopers LLP fees of $9,000 for fiscal 2008 were reasonably related to agreed upon procedures in Australia.

There were approximately $23,000 in fees to the Company in this category for fiscal 2007, including fees for procedures performed with respect to the integration of the Company's IT systems and agreed upon procedures in Australia.

      TAX FEES. The Company incurred no fees for fiscal 2008 and 2007 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning for the Company and its subsidiaries.

      ALL OTHER FEES. PricewaterhouseCoopers LLP fees to the Company were approximately $41,000 for fiscal 2008 with respect to services, primarily project management and project governance, related to the Company's IT systems initiative to re-engineer various business processes and replace components of its information technology systems that support customer relationship management and the order-to-cash cycle. There were no fees in this category for fiscal 2007.

      All audit and non-audit services provided by the Company's principal accountants must be pre-approved by the Audit Committee. Accordingly, policies and procedures were established whereby the Committee approves performance of all audit and non-audit services in advance. Based in part on consideration of the non-audit services provided by PricewaterhouseCoopers LLP during fiscal 2008 and 2007, the Committee determined that such non-audit services were compatible with maintaining the independence of PricewaterhouseCoopers LLP. The Committee approved 100% of the services described above. The Company believes that none of the time expended on PricewaterhouseCoopers LLP's engagement to audit the Company's financial statements for fiscal 2008 and 2007 was attributable to work performed by persons other than PricewaterhouseCoopers LLP's full-time, permanent employees.

                      RATIFICATION OF APPOINTMENT OF
               INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

      The stockholders will be asked at the Annual Meeting to ratify the appointment by the Audit Committee of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending September 30, 2009. PricewaterhouseCoopers LLP, One North Wacker, Chicago, Illinois, has served as independent public accountants for Landauer since fiscal 2002, and it will be recommended to the stockholders that they ratify such appointment again. The Audit Committee, comprised of David E. Meador, Stephen C. Mitchell, Thomas M. White and Michael D. Winfield, has approved this appointment. Representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

      If a quorum is present, in order to ratify the appointment of PricewaterhouseCoopers LLP as Landauer's independent registered public accounting firm for the fiscal year ending September 30, 2009, a majority of the shares present in person or by proxy at the Annual Meeting and entitled to vote on such proposal must vote in favor of it. Accordingly, abstentions will have the same effect as votes against and broker non-votes will reduce the number of shares considered present and entitled to vote on the proposal.

      THE BOARD OF DIRECTORS AND THE AUDIT COMMITTEE RECOMMEND A VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF LANDAUER FOR THE FISCAL YEAR ENDING SEPTEMBER 30, 2009.

                           STOCKHOLDER PROPOSALS

      Proposals to be presented by stockholders at the Annual Meeting scheduled for February 4, 2010 must be received by Landauer in order to be considered for inclusion in Landauer's proxy statement and form of proxy relating to that meeting not later than August 25, 2009. Such proposals may be included in next year's proxy statement if they comply with certain rules and regulations of the Securities and Exchange Commission. In addition, under Landauer's by-laws, nominations for directorships and stockholder proposals to be acted on at the 2010 Annual Meeting may be made only pursuant to written notice received at Landauer's principal office on or after November 21, 2009 and on or before December 16, 2009.

      Landauer's by-laws provide that notice of a stockholder nomination for director must set forth, as to each person whom the stockholder proposes to nominate for election or re-election as director, (i) the name, age, business address and residence address of the person, (ii) the principal occupation or employment of the person, (iii) the class and number of shares of capital stock of the corporation that are beneficially owned by the person and (iv) any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Schedule 14A under the Securities Exchange Act of 1934. Such notice must also set forth, as to the stockholder making the nomination, (i) the name and record address of such stockholder and (ii) the class and number of shares of capital stock of the corporation that are beneficially owned by such stockholder. If the chairman of the stockholder meeting determines that a stockholder nomination was not made in accordance with the procedure set forth in the bylaws, he shall so declare to the meeting and the defective nomination shall be disregarded.

      Nominations for director and stockholder proposals should be directed to Jonathon M. Singer, Secretary, Landauer, Inc., 2 Science Road, Glenwood, Illinois 60425-1586.



                               MISCELLANEOUS

      Landauer's Proxy Statement and 2008 Annual Report on Form 10-K have been made available to stockholders on the Internet beginning on or around December 23, 2008.

      The Board of Directors does not know of any business that will come before the meeting except the matters described in the notice. If other business is properly presented for consideration at the meeting, it is intended that the proxies will be voted by the persons named therein in accordance with their judgment on such matters.

      In the event that a quorum is not present when the meeting is convened, it is intended that the proxies will be voted in favor of adjourning the meeting from time to time until a quorum is obtained.




                                          JONATHON M. SINGER
                                          Senior Vice President,
                                          Treasurer, Secretary and
                                          Chief Financial Officer


December 23, 2008

                                 APPENDIX
                                 --------



LANDAUER, INC.                VOTE BY INTERNET - www.proxyvote.com
2 SCIENCE ROAD                Use the Internet to transmit your voting
GLENWOOD, IL  60425-1586      instructions and for electronic delivery
                              of information up until 11:59 P.M. Eastern
                              Time, February 4, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

                              ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

                              VOTE BY PHONE - 1-800-690-6903
                              Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time, February 4, 2009. Have your proxy card in hand when you call and then follow the instructions.

                              VOTE BY MAIL
                              Mark, sign and date your proxy card and
                              return it in the postage-paid envelope we have provided or return it to Vote
                              Processing, c/o Broadridge, 51 Mercedes Way,
                              Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:


                        LNDER1      KEEP THIS PORTION FOR YOUR RECORDS
-------------------------------------------------------------------------
                                    DETACH AND RETURN THIS PORTION ONLY




           THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.


LANDAUER, INC.

THE BOARD OF DIRECTORS RECOMMENDS
A VOTE "FOR" ITEMS 1 AND 2.


VOTE ON DIRECTORS                    FOR        WITHHOLD
                                     ALL           ALL

1.    Election of Directors         [   ]         [   ]

      NOMINEES:                     FOR ALL
                                    EXCEPT      To withhold authority to
      01)   Stephen C. Mitchell                 vote for any individual
      02)   Thomas M. White         [   ]       nominee(s), mark "For All
                                                Except" and write the
                                                number(s) of the nominee(s)
                                                on the line below.

                                                ------------------------

VOTE ON PROPOSAL

2.    To ratify the appointment      FOR      AGAINST      ABSTAIN
      of PricewaterhouseCoopers
      LLP as the independent        [   ]      [   ]        [   ]
      registered public accounting
      firm of the Company for
      the fiscal year ending
      September 30, 2009.




NOTE:  Please sign exactly as your
name appears hereon.  When shares
are registered in the names of two
or more persons, whether as joint
tenants, as community property or
otherwise, both or all of such
persons should sign.  When signing
as attorney, executor, administrator,
trustee, guardian or another fiduciary
capacity, please give full title as
such.  If a corporation, please sign
in full corporate name by President
or other authorized person.  If a
partnership, please sign in partner-
ship name by authorized person.


------------------------------            ------------------------------
|                     |      |            |                     |      |
------------------------------            ------------------------------
Signature               Date              Signature               Date
[PLEASE SIGN WITHIN BOX]                  (Joint Owners)

                                   PROXY

                              LANDAUER, INC.

                  SHARES OWNED THROUGH THE LANDAUER, INC.
                      401(k) RETIREMENT SAVINGS PLAN


To: State Street Bank and Trust Company, Trustee of the Landauer, Inc. 401(k) Retirement Savings Plan.

As a participant in the Landauer, Inc. 401(k) Retirement Savings Plan, I direct State Street Bank and Trust Company, Trustee, to vote, as directed on this card, the shares of Landauer, Inc. common stock which are allocated to my account, at the Annual Meeting of Stockholders to be held on February 5, 2009 at the office of Sidley Austin LLP, Conference Center, One South Dearborn Street, Chicago, Illinois at 2 o'clock p.m., local time, and at any adjournments thereof. In its discretion it is authorized to vote upon any other business that properly may come before the meeting upon proper notice. I understand that these instructions shall be held in the strictest confidence by the Trustee. If I do not return the proxy card, the Trustee will vote allocated shares for which it receives no written instructions in the same proportion as the allocated shares for which voting instructions have been received.


IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING: The proxy materials for the Landauer, Inc. Annual Meeting of Stockholders, including our Annual Report and Proxy Statement, are available over the Internet. To view the proxy materials or vote online or by telephone, please follow the instructions on the Notice of Internet Availability of proxy materials.

------------------------------------------------------------------------
                                                                  LNDER2

                                   PROXY

                              LANDAUER, INC.

                      ANNUAL MEETING OF STOCKHOLDERS
                        Thursday, February 5, 2009
                           2:00 P.M. Local Time
                   Sidley Austin LLP, Conference Center
                         One South Dearborn Street
                             Chicago, Illinois

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned appoints Robert J. Cronin and Jonathon M. Singer, and each of them, the attorneys and proxies of the undersigned, with power of substitution to vote all the shares of Landauer, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders to be held on February 5, 2009 at the office of Sidley Austin LLP, Conference Center, One South Dearborn Street, Chicago, Illinois at 2 o'clock p.m. and at any adjournments thereof.

Receipt of the Notice of Annual Meeting and the accompanying Proxy Statement is acknowledged.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2. ADDITIONALLY, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE DIRECTION OF THE PROXY HOLDER ON ANY OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.


              PLEASE COMPLETE, SIGN AND DATE ON REVERSE SIDE
                      AND MAIL IN ENCLOSED ENVELOPE.